MANAGEMENT AGREEMENT

This Agreement is entered into by and between BUDDING EQUITY MANAGEMENT, INC., a Colorado corporation ("Manager"), and SEED EQUITY PROPERTIES LLC, a Colorado limited liability company (the "Company").
In consideration of the mutual covenants herein, the Company and Manager agree as follows:
1. Services. The Company retains Manager to render investment management services and to manage the Company's: (i) day-to-day operations; (ii) portfolio of commercial real estate loans (including the origination of such loans) ("Loans"); and (iii) other select real estate-related assets (collectively, "Assets"). Manager also has the authority to make all of the decisions regarding Loans and Assets on behalf of the Company, subject to the limitations in the Company's operating agreement ("Operating Agreement"). In connection therewith, Manager is authorized to select and engage one or more banks, trust companies and brokerage firms as custodians or brokers for funds or Assets and to instruct such custodians and brokers with respect to the purchase, sale, exchange, delivery or other disposition of such Assets and disbursements relating thereto. Notwithstanding anything in this Agreement to the contrary,
Manager shall have no authority hereunder to take or have possession of any Assets or to direct delivery of any Assets or payment of any funds associated therewith to itself or to direct any disposition of such Assets or funds except to the Company.
2. Power of Attorney. To enable Manager to exercise fully its discretion and authority as provided in Section 1, the Company hereby appoints Manager as the Company's agent and attorney-in-fact with full power and authority for the Company and on the Company's behalf to: (a) lend money under terms and to such recipients in Manager's reasonable discretion, limited by the Company's direction as required under Section 3; (b) buy, sell and otherwise deal in the Assets; and (c) enter into contracts necessary to achieve the foregoing objectives. This power of attorney is coupled with an interest and shall terminate only on termination of this Agreement or on receipt by Manager of written notice from the Company.
3. Company Information. The Company shall promptly and regularly advise Manager of (a) its lending and investment objectives; (b) any changes or modifications to those objectives; and (c) any specific investment restrictions relating to Loans or Assets. The Company shall promptly notify Manager in writing if the Company considers any Loans made or the acquisition or disposition of any Assets violate such objectives or restrictions. The Company may at any time direct Manager to sell any Assets or Loans, or to lend money in a particular manner or take such other lawful actions as the Company may specify to effect compliance with the Company's investment objectives, and Manager shall promptly follow those instructions. The Company agrees promptly to furnish, or to cause the Company's custodian or agent to furnish, to Manager all data and information Manager may reasonably request to render the management services described above.
The Company shall be solely responsible for the completeness and accuracy of the data and information furnished to Manager hereunder.
4. Fees/Manager Compensation.
Manager and its affiliates will receive fees and expense reimbursements for services relating to this offering and the investment and management of our assets. The items of compensation are summarized in the following table. Neither our Manager nor its affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of our common Units.

Form of Compensation and Recipient Determination of Amount Estimated Amount
 Organization and Offering Stage
Organization and Offering Expenses  Manager To date, our Manager has paid organization and offering expenses on our behalf. We will reimburse our Manager for these costs and future organization and offering costs it may incur on our behalf. We expect organization and offering expenses to be approximately $1,000,000 or, if we raise the maximum offering amount, approximately 2% of gross offering proceeds $1,000,000
 Operational Stage
Asset Management Fee  Manager  Quarterly asset management fee equal to an annualized rate of 5.00% which, until June 30, 2019, will be based in our net offering proceeds as of the end of each quarter, and thereafter will be equal to an annualized rate of 1% based on our NAV at the end of each quarter.  Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the results of our operations; we cannot determine these amounts at the present time. However, for purposes of example only, if the maximum amount of $50,000,000.00 is raised and leveraged at the maximum rate of 15% per annum, the resulting management fee would be $375,000.00
Other Operating Expenses  Manager We will reimburse our Manager for out-of-pocket expenses paid to third parties in connection with providing services to us. This does not include the Manager's overhead, employee costs borne by the Manager, utilities or technology costs. Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.
Servicing Fee  Budding Equity Management, Inc. Servicing fee from 0 to 0.5% paid to Budding Equity Management, Inc. for the servicing and administration of certain loans and investments held by us. The servicing fee is calculated as an annual percentage of the stated value of the asset, and is deducted at the time that payments on the asset are made. The fee is deducted in proportion to the split between accrued and current payments. Servicing fee may be waived at Budding Equity Management, Inc.'s sole discretion.  Actual amounts are dependent upon the amount and timing of payments received by us on subject assets; we cannot determine these amounts at the present time.
Special Servicing Fee  Manager or Other Party Quarterly special servicing fee equal to an annualized rate of 1.00% of the original value of a non-performing asset. Whether an asset is deemed to be non-performing is in the sole discretion of our Manager.  Actual amounts are dependent upon the occurrence of an asset becoming non-performing, the original value of such asset, and the results of our operation; we cannot determine these amounts at the present time.

5. Responsibility for Expenses. The Company shall be responsible for all expenses related to trading the Assets or the making of any Loans, including, but not limited to, interest on margin borrowing, dividends payable with respect to Assets sold short, custodial fees, brokerage commissions, bank service fees, and interest on Asset-related loans and debit balances.
6. Payment of Fees. Manager shall bill the Company for amounts due under this Agreement, in which case the Company shall pay such amount to Manager within ten days of receipt of such bill.
7. Account Losses. To the extent permitted under applicable law, the Company agrees that Manager will not be liable to the Company for any losses incurred by the Company that arise out of or are in any way connected with any recommendation or other act or failure to act of Manager under this Agreement, including, but not limited to, any error in judgment with respect to the Loans or the Assets, so long as such recommendation or other act or failure to act does not constitute a breach of Manager's fiduciary duty to the Company. The Company shall indemnify and defend Manager and its officers and employees and hold them harmless from and against any and all claims, losses, damages, liabilities and expenses, as they are incurred, by reason of any act or omission of the Company or any custodian, broker, agent or other third party selected by Manager in a commercially reasonable manner or selected by the Company, except such as arise from Manager's breach of fiduciary duty to the Company.
Anything in this Section 7 or otherwise in this Agreement to the contrary notwithstanding, however, nothing herein shall constitute a waiver or limitation of any rights that the Company may have under any federal or state securities laws.
8. Termination, Withdrawals. This Agreement may be terminated by Manager with or without cause by written notice to the other party, effective 25 days after receipt of such notice by the addressee or such later date as may be specified in such notice.  This Agreement may be terminated by Company only for cause, as more fully described in the Company's Operating Agreement.
9. Independent Contractor. Manager is and will hereafter act as an independent contractor and not as an employee of the Company, and nothing in this Agreement may be interpreted or construed to create any employment, partnership, joint venture or other relationship between Manager and the Company.
10. Assignment. Manager may not assign this Agreement without the prior consent of the Company. This Agreement shall bind and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
11. Effective Date of Agreement. Notwithstanding the date that this Agreement is signed or delivered by either party, the "Effective Date" shall be June 8, 2018.
12. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO.
13. Notices. All communications under this Agreement must be in writing and will be deemed duly given and received when delivered personally, when sent by facsimile transmission, three days after being sent by first class mail, or one business day after being deposited for next-day delivery with Federal Express or another nationally recognized overnight delivery service, all charges or postage prepaid, properly addressed to the party to receive such notice at the party's address indicated below that party's signature on this Agreement, or at any other address that either party may designate by notice to the other.
14. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any and all other provisions hereof.
15. Entire Agreement. This Agreement is the entire agreement of the parties and supersedes all prior or contemporaneous written or oral negotiations, correspondence, agreements and understandings (including any and all pre-existing investment management agreements, which are hereby cancelled), regarding the subject matter hereof.
16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
17. No Third-Party Beneficiaries. Neither party intends for this Agreement to benefit any third-party not expressly named in this Agreement.
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IN WITNESS WHEREOF, this Agreement has been duly signed by or on behalf of the parties hereto on the dates set forth below their respective signatures.

"MANAGER"
BUDDING EQUITY MANAGEMENT, INC.,
a Colorado corporation "COMPANY"
SEED EQUITY PROPERTIES, LLC,
a Colorado limited liability company

By: s/N. Nora Nye
By:  s/N. Nora Nye

Name: N. Nora Nye
Name: N. Nora Nye

Title: President/CEO
Title: President/CEO of its Manager and
Chair of Board of Directors

Dated: December 21, 2018
Dated: December 21, 2018

Address: 1660 S. Albion Street, Suite 321
  Denver, CO  80222
Address: 1660 S. Albion Street, Suite 321
  Denver, CO  80222

Telephone: 303-848-8312
Telephone: 303.848-8312

Facsimile:  303-957-5714
Facsimile:  303-957-5714